Exhibit 23.1

101 Larkspur Landing Circle,
Suite 321
Larkspur, CA 94939

www.rbsmllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Jaguar Health, Inc.

San Francisco, California

We consent to the incorporation by reference in this Registration Statement on Form S-3 dated April 22, 2024, of our report dated April 1, 2024, relating to the consolidated financial statements of Jaguar Health, Inc. as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

We consent to the use of our name as it appears under the caption “Experts”.

/s/ RBSM, LLP

RBSM, LLP

101 Larkspur Landing Suite 321

Larkspur, CA 94939

April 22, 2024

New York NY, Washington DC, San Francisco CA, Las Vegas Nevada

Mumbai & Pune India, Beijing China, Athens Greece

Member of ANTEA International with affiliated offices worldwide